Exhibit 99.1

DRS Technologies Reports Record Fourth Quarter and Fiscal Year Results;
          Record New Orders Increase Backlog to a New High;
                   Company Provides FY2006 Guidance

    PARSIPPANY, N.J.--(BUSINESS WIRE)--May 13, 2005--DRS Technologies, Inc. (NYSE:DRS) today reported record financial results for the fourth quarter and fiscal year ended March 31, 2005. Results for the fiscal year included significant gains in revenues, operating income and diluted earnings per share. A quarterly record in new orders for products and services increased funded backlog at the end of the period to a new high.
    "Fiscal 2005 results were outstanding," said Mark S. Newman, chairman, president and chief executive officer of DRS Technologies. "Revenues were up 33 percent over last year, including double-digit organic growth, and free cash flow was very strong. Operating income was 39 percent higher, and earnings from continuing operations increased 33 percent, despite the impact of charges related to the settlement of litigation. We set a record in new orders, driving funded backlog at the end of the year to the highest level ever achieved by the company."

    Fiscal 2005 Results

    Fiscal 2005 revenues from continuing operations were $1.31 billion, 33 percent higher than revenues from continuing operations of $986.9 million for fiscal 2004. Organic revenue growth accounted for approximately 11.5 percent of the increase, with the balance from acquisitions.
    Operating income of $143.1 million for the year ended March 31, 2005 was 39 percent higher than the $103.3 million reported for last fiscal year. Record operating income for fiscal 2005 was attributable to the higher overall sales volume and the strong performance of the company's operating segments. Operating income as a percentage of sales was 10.9 percent, compared with 10.5 percent for the prior fiscal year. Operating income included a $6.5 million provision during fiscal 2005 related to the settlement of litigation, $5.5 million of which was recorded in the fourth quarter.(1)
    Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) were $181.2 million for fiscal 2005, 40 percent higher than EBITDA of $129.3 million reported a year earlier. EBITDA as a percentage of sales was 13.8 percent, compared with 13.1 percent a year ago.
    Fiscal 2005 net earnings were $60.7 million, or $2.18 per diluted share, including $2.6 million from discontinued operations. Fiscal 2004 net earnings were $44.7 million, or $1.80 per diluted share.
    Before the charge for litigation, pro forma earnings from continuing operations were $61.8 million, or $2.22 per diluted share. After the litigation charge, earnings from continuing operations were $58.1 million, 33 percent higher than a year ago, or $2.09 per diluted share, on weighted average diluted shares outstanding of 27.8 million. Last year's earnings from continuing operations were $43.5 million, or $1.76 per diluted share, on 24.8 million weighted average diluted shares outstanding.
    Net cash provided by operating activities of continuing operations for fiscal 2005 increased to $136.2 million from $104.7 million reported the year before. Free cash flow (net cash provided by operating activities of continuing operations less capital expenditures) was strong at $101.7 million, 27 percent higher than free cash flow of $80.3 million last year.
    Mr. Newman said, "Fiscal 2005 was an excellent year for DRS, and we accomplished a number of important objectives, including:

    --  Record financial results in both of our operating segments;

    -- Record new orders for products and services of $1.43 billion and record year-end funded backlog of $1.31 billion;

    -- Completion of the integration of our fiscal 2004 acquisition of Integrated Defense Technologies, Inc. (IDT) and the sale of two former IDT units operating in non-core business areas;

    -- Completion of an acquisition during the year that broadened our thermal imaging soldier systems product line and customer base; and

    -- Completion of an additional $200 million bond offering of 6-7/8 percent senior subordinated notes due 2013, which were priced at 105 percent of the principal amount and issued as additional debt securities under our $350 million indenture of October 30, 2003.

    The accomplishment of these objectives beneficially contributed to the company and continue to favorably impact DRS, reinforcing our positive outlook for fiscal 2006."

    New Contract Awards and Backlog

    DRS secured $394.3 million and $1.43 billion in new orders for products and services during the fourth quarter and fiscal year, respectively, reflecting increases of 38 percent and 36 percent, respectively, over bookings for the comparable prior-year periods. Funded backlog at March 31, 2005 climbed to a record $1.31 billion, 10 percent above $1.20 billion in funded backlog at the same time last year.
    During the fourth quarter of fiscal 2005, the company's C4I segment booked $191.4 million in new contracts, including:

    -- $48 million to provide electronic manufacturing services, primarily associated with the U.S. Navy's AN/UYQ-70 Advanced Display Systems program supporting ships, submarines and aircraft;

    -- $44 million for battlefield digitization systems, the largest orders associated with a multi-year, indefinite delivery/indefinite quantity (IDIQ) U.S. Army contract to produce rugged Applique Computer Systems for the Force XXI Battle Command, Brigade and Below (FBCB2) program;

    -- $42 million to provide data collection and processing equipment, including receivers, tuners, signal processing systems and recorders supporting U.S. intelligence operations;

    -- $32 million to provide Naval nuclear products, ship control, power generation, distribution and propulsion systems supporting U.S. Navy ships, carriers and submarines;

    -- $13 million for data link, ship telephone products and other secure and non-secure communications systems; and

    -- $9 million to provide engineering for shipboard integrated display systems and for the design and production upgrades of AN/SPS-67 radar systems.

    New contracts for DRS's Surveillance & Reconnaissance segment were $202.9 million for the fourth quarter and included:

    -- $51 million for weapons and sensor products utilizing uncooled infrared technology, the largest awards related to the multi-year Thermal Weapon Sights and the U.S. Army Driver
        Vision Enhancers (DVE) II programs;

    -- $25 million to produce airborne thermal imaging systems and FLIR sensors, primarily supporting the Mast Mounted Sight on the U.S. Army's OH-58D Kiowa Warrior helicopters;

    -- $24 million for air combat training, range support and test systems, the largest awards under the Enhanced Range
        Applications Program and the P5 Combat Training System program;

    -- $19 million for electronic warfare, ship network systems and avionics, the most significant contracts related to providing fiber optic network systems supporting shipboard data and integrated communications for international customers;

    -- $18 million for ground-based thermal imaging systems, the largest orders associated with ground vehicle electro-optical systems, which incorporate Second Generation Forward Looking Infrared (FLIR) technology;

    -- $16 million for embedded test and diagnostic systems and energy management systems, the largest award for Direct Support Electrical System Test Sets (DSESTS) used on the Abrams Main Battle Tanks and the Bradley Fighting Vehicles;

    -- $14 million for digital imaging systems, flight and airborne mission recorders, and avionics support systems, the most significant orders associated with high-speed airborne digital cameras; and

    -- $8 million for advanced electro-optical technology programs, related to infrared countermeasures, remote sensing and sensor arrays for advanced military and space surveillance applications.

    Balance Sheet Highlights

    At March 31, 2005, the company had $306.9 million in cash and cash equivalents, reflecting positive fourth quarter cash flow, net proceeds from its $200 million debt offering of 6-7/8 percent senior subordinated notes due 2013, completed in the third quarter, and the sale of two non-core business units. The company prepaid $20.0 million of its term loan debt during the quarter and $45.0 million during fiscal 2005.
    Total debt at March 31, 2005 was $730.3 million, compared with $571.4 million at the end of fiscal 2004, and net debt (total debt less cash) was $423.4 million. Stockholders' equity increased to $671.4 million, up 13 percent from $595.6 million at the same time a year earlier.

    Fourth Quarter Results

    For the fourth quarter of fiscal 2005, DRS reported record quarterly revenues of $361.2 million, 7 percent above revenues of $339.1 million for the same period last year.
    Higher sales for the three-month period were primarily attributable to the company's acquisition of Night Vision Equipment Company (NVEC) in the third quarter.
    Operating income was a quarterly record at $41.6 million, a 10 percent increase above the $37.9 million reported for the fourth quarter a year earlier. The increase was the result of higher sales volume and strong operating margins. Operating income was higher, despite the impact in the fourth quarter, as mentioned, of a $5.5 million provision related to settlement of litigation(1). Operating income as a percentage of sales was 11.5 percent, compared with 11.2 percent for the same period a year ago.
    The company posted a quarterly record in EBITDA from continuing operations of $51.3 million for the last quarter of fiscal 2005, 12 percent higher than the $45.9 million reported for the same period last year. EBITDA as a percentage of sales was 14.1 percent, compared with 13.6 percent for the prior year's fourth quarter.
    Net earnings for the fourth quarter of fiscal 2005 were $17.0 million, or $0.61 per diluted share, including discontinued operations. Net earnings for fiscal 2004 were $16.3 million, or $0.60 per diluted share.
    Before the charge for litigation, pro forma earnings from continuing operations were up 18 percent to $19.3 million, or $0.69 per diluted share. After the charge, earnings from continuing operations were $16.3 million, or $0.58 per diluted share, on weighted average diluted shares outstanding of 28.1 million. For the fourth quarter last year, earnings from continuing operations were $15.6 million, or $0.57 per diluted share, on 27.4 million weighted average diluted shares outstanding.
    Free cash flow from continuing operations for the fourth quarter of fiscal 2005 was $41.0 million.

    Fourth Quarter Segment Results

    DRS's C4I Group reported revenues of $184.7 million for the fourth quarter of fiscal 2005, up 7 percent from $172.1 million for the same quarter a year ago. The increase in revenues was attributable to organic growth. Operating income of $17.8 million and the Group's 9.6 percent operating margin reflected the full impact of the $5.5 million litigation charge taken in the fourth quarter. Bookings during the three-month period of $191.4 million were 30 percent higher than the same period last year and contributed to a funded backlog of $617.2 million at March 31, 2005.
    Fourth quarter results for DRS's Surveillance & Reconnaissance Group reflected increases in revenues, operating income, bookings and backlog over the prior-year period. Revenues of $176.5 million were up 6 percent from $167.0 million for same quarter in the previous year. Significantly higher operating income of $24.0 million was a 35 percent increase over the $17.8 million in operating income reported for the same quarter a year earlier and reflected a 13.6 percent operating margin, compared with 10.6 percent for last year's fourth quarter. The increases in sales and profitability were due primarily to the addition of the operating results from the NVEC acquisition. Strong new orders of $202.9 million during the quarter were 48 percent above the comparable period a year ago and contributed to a quarterly record in funded backlog of $697.5 million at March 31, 2005, 21 percent higher than backlog at the same time last year.

    Fiscal 2006 and First Quarter Guidance

    The company today provided guidance for the fiscal year ending March 31, 2006, indicating it anticipates revenues between $1.45 billion and $1.50 billion, an increase of approximately 11 to 15 percent over fiscal 2005 sales. An estimated 6 to 9 percent of the revenue growth is expected to be organic, and DRS targeted an operating margin of approximately 11.0 percent. The company estimated full-year diluted earnings per share to range between $2.35 and $2.45, based on weighted average diluted shares outstanding of approximately
28.5 million. Company guidance indicated free cash flow of $40 million to $50 million for fiscal 2006.
    The company's fiscal 2006 guidance includes the effect of increased interest expense from its fiscal 2005 bond offering of 6-7/8 percent notes, but does not include the potential benefit from the deployment of the remaining cash from the offering for acquisitions.
    For the first quarter of fiscal 2006, DRS expects revenues of $310 million to $320 million, compared with $291.2 million in sales for the first quarter of fiscal 2005. New company guidance for the quarter ending June 30, 2005 reflects diluted earnings per share of $0.41 to $0.43 anticipated on approximately 28.2 million weighted average diluted shares outstanding, compared with $0.40 in diluted earnings per share on 27.5 million shares outstanding for the first quarter of fiscal 2005.

    Outlook

    "Fiscal 2006 is expected to be another solid year for DRS," Mr. Newman added. "Moving into the first quarter of the new fiscal year with the highest backlog in our history - one that is extensively diversified, yet focused on priority areas of military spending - DRS is well positioned to participate in growing areas of the defense budget on the strength, solid reputation and performance of our core technology businesses. DRS's technologies, products and services transcend specific platforms and have broad application across a spectrum of military initiatives associated with both the transformation and recapitalization of military assets. Closely aligned with our customers' objectives for end-to-end, modular system solutions, we are continuing our support of the current force as a leading supplier of C4ISR systems for military backfit and modernization programs, as well as our support of the future force."
    DRS Technologies, headquartered in Parsippany, New Jersey, provides leading edge products and services to defense, government intelligence and commercial customers. Focused on defense technology, DRS develops and manufactures a broad range of mission critical systems. The company employs 5,700 people worldwide.
    For more information about DRS Technologies, please visit the company's Web site at www.drs.com.

    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to the Company's expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company's products and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. Such forward-looking statements speak only as of the date on which they were made, and the Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

(1) On May 4, 2005, the Company entered into a settlement agreement with plaintiffs Miltope Corporation and IV Phoenix Group, Inc., pursuant to which the Company agreed to pay $7.5 million to the plaintiffs, and litigation involving the parties was resolved to their satisfaction, with the elimination of all outstanding claims. The Company recorded a $6.5 million charge during fiscal 2005 and a $1.0 million charge during fiscal 2004 related to the settlement.

    Note to Investors:

    DRS Technologies will host a conference call, which will be simultaneously broadcast live over the Internet. Mark S. Newman, chairman, president and chief executive officer, Richard A. Schneider, executive vice president and chief financial officer, and Patricia M. Williamson, vice president, corporate communications and investor relations, will host the call, which is scheduled for today, Friday, May 13, 2005 at 9:30 a.m. EDT. Listeners can access the call live and archived by visiting DRS's Web site at http://www.shareholder.com/drs or by visiting Thomson CCBN's institutional investor site at http://www.streetevents.com or individual investor center at http://www.fulldisclosure.com. Please allow 15 minutes prior to the call to visit one of these sites and download and install any necessary audio software.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
       CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                 (Millions Except Earnings per Share)


                                                      Three Months
                                                     Ended March 31,
                                                     2005(2)    2004
                                                   --------- ---------
Revenues                                           $  361.2  $  339.1
Operating Income                                   $   41.6  $   37.9
Interest and Related Expenses                      $   12.3  $    9.6
Earnings from Continuing Operations
 before Income Taxes                               $   30.1  $   27.7
Income Tax Expense                                 $   13.8  $   12.2
Earnings from Continuing Operations                $   16.3  $   15.6
Earnings from Discontinued Operations(1)           $    0.7  $    0.7
Net Earnings                                       $   17.0  $   16.3
Basic Earnings per Share of Common Stock:
         Earnings from Continuing Operations       $    .60  $    .58
         Earnings from Discontinued Operations     $    .03  $    .03
         Net Earnings                              $    .63  $    .61
Diluted Earnings per Share of Common Stock:
         Earnings from Continuing Operations       $    .58  $    .57
         Earnings from Discontinued Operations(1)  $    .02  $    .03
         Net Earnings                              $    .61  $    .60
Weighted Average Number of Shares of
Common Stock Outstanding:
         Basic                                         27.3      26.9
         Diluted                                       28.1      27.4



(1) Fourth quarter results reflect discontinued operations, representing results of operations of the Company's DRS Broadcast Technology and DRS Weather Systems units through the date of sale (March 10, 2005).

(2) Fiscal 2005 fourth quarter results include the operations of Night Vision Equipment Company, acquired by the Company on December 14, 2004.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
       CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                 (Millions Except Earnings per Share)

                                                 Year Ended March 31,
                                                   2005(2)     2004
                                                 ---------- ----------
Revenues                                         $ 1,308.6  $   986.9
Operating Income                                 $   143.1  $   103.3
Interest and Related Expenses                    $    39.7  $    24.3
Earnings before Income Taxes                     $   103.0  $    77.3
Income Tax Expense                               $    44.9  $    33.8
Earnings from Continuing Operations              $    58.1  $    43.5
Earnings from Discontinued Operations            $     2.6  $     1.2
Net Earnings                                     $    60.7  $    44.7
Basic Earnings per Share of Common Stock:
         Earnings from Continuing Operations     $    2.15  $    1.80
         Earnings from Discontinued
          Operations(1)                          $     .09  $     .05
         Net Earnings                            $    2.24  $    1.84
Diluted Earnings per Share of Common Stock:
         Earnings from Continuing Operations     $    2.09  $    1.76
         Earnings from Discontinued
          Operations(1)                          $     .09  $     .05
         Net Earnings                            $    2.18  $    1.80
Weighted Average Number of Shares of
Common Stock Outstanding:
         Basic                                        27.1       24.3
         Diluted                                      27.8       24.8

(1) Fiscal year results reflect discontinued operations, representing results of operations of the Company's DRS Broadcast Technology and DRS Weather Systems units from the date acquired (November 4, 2003) through the date of sale (March 10, 2005).

(2) Fiscal 2005 fiscal year results include the operations of Night Vision Equipment Company, acquired by the Company on December 14, 2004.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                  NON-GAAP FINANCIAL DATA (UNAUDITED)
                             ($ Millions)

                                                  Three Months Ended
                                                       March 31,
                                                  2005(1,2)   2004(1)
                                                 ---------- ----------
Reconciliation of Non-GAAP Financial Data:
     Earnings from Continuing Operations         $    16.3  $    15.6
     Income Taxes                                     13.8       12.2
     Interest Income                                  (1.7)      (0.2)
     Interest and Related Expenses                    12.3        9.6
     Amortization and Depreciation                    10.6        8.7
                                                 ---------- ----------
     EBITDA(3)                                   $    51.3  $    45.9
     Income Taxes                                    (13.8)     (12.2)
     Interest Income                                   1.7        0.2
     Interest and Related Expenses                   (12.3)      (9.6)
     Other Non-Cash Items and Changes in Assets
      and Liabilities, Net of Effects from
      Business Combinations                           27.9       43.4
                                                 ---------- ----------
     Net Cash Provided by Operating
      Activities of Continuing Operations        $    54.8  $    67.7
     Capital Expenditures                            (13.8)      (8.7)
                                                 ---------- ----------
     Free Cash Flow(4)                           $    41.0  $    59.0

                                                  Year Ended March 31,
                                                 ---------------------
                                                  2005(1,2)    2004(1)
                                                 ---------- ----------
Reconciliation of Non-GAAP Financial Data:
     Earnings from Continuing Operations         $    58.1  $    43.5
     Income Taxes                                     44.9       33.8
     Interest Income                                  (2.5)      (0.7)
     Interest and Related Expenses                    39.7       24.3
     Amortization and Depreciation                    41.0       28.4
                                                 ---------- ----------
     EBITDA(3)                                   $   181.2  $   129.3
     Income Taxes                                    (44.9)     (33.8)
     Interest Income                                   2.5        0.7
     Interest and Related Expenses                   (39.7)     (24.3)
     Other Non-Cash Items and Changes in Assets
      and Liabilities, Net of Effects from
      Business Combinations                           37.1       32.8
                                                 ---------- ----------
     Net Cash Provided by Operating
      Activities of Continuing Operations        $   136.2  $   104.7
     Capital Expenditures                            (34.5)     (24.4)
                                                 ---------- ----------
     Free Cash Flow(4)                           $   101.7  $    80.3


(1) Fourth quarter and fiscal year results exclude discontinued operations, representing results of operations of the company's DRS Broadcast Technology and DRS Weather Systems units from the date acquired (November 4, 2003) through the date of sale (March 10, 2005).

(2) Fiscal 2005 fourth quarter and fiscal year results include the operations of Night Vision Equipment Company, acquired by the Company on December 14, 2004.

(3) The Company defines EBITDA as net earnings from continuing operations before net interest and related expenses (primarily amortization of debt issuance costs), income taxes, depreciation and amortization. The Company believes that the most directly comparable GAAP financial measure to EBITDA is net cash provided by operating activities of continuing operations. The preceding tables present the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities of continuing operations. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net earnings or net cash flows provided by operating activities of continuing operations, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, business acquisitions and capital expenditures, pay its income taxes and fund its discontinued operations. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, income taxes and the results of operations of discontinued operations. EBITDA, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

(4) The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as net cash provided by operating activities of continuing operations less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses, make other strategic investments and fund discontinued operations. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.


                            Three Months Ended         Year Ended
                                March 31,               March 31,
                           2005(1,2)    2004(1)   2005(1,2)    2004(1)
                          ---------- ----------  ---------- ----------
Organic Growth
 Calculation:
 Total Revenues           $   361.2  $   339.1   $ 1,308.6  $   986.9
 Less Revenues from
  Acquisitions
  Owned Less Than One
  Year                        (17.1)         -      (208.4)         -
                           --------- ----------   --------- ----------
 Organic Revenues         $   344.1  $   339.1   $ 1,100.2  $   986.9

 Organic Revenue
  Growth(3)                     1.5%                  11.5%

(1) Fourth quarter and fiscal year results exclude discontinued operations, representing results of operations of the Company's DRS Broadcast Technology and DRS Weather Systems units from the date acquired (November 4, 2003) through the date of sale (March 10, 2005).

(2) Fiscal 2005 fourth quarter and fiscal year results include the operations of Night Vision Equipment Company, acquired by the Company on December 14, 2004.

(3) Certain investors consider organic revenue growth to be an important metric in assessing a company's reported revenues from period to period. We define organic revenues as revenues recorded by DRS's subsidiaries once they are owned by the Company for at least twelve months and exclude revenues of divested and discontinued subsidiaries for all periods. Organic growth, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading, unless all entities calculate and define organic growth in the same manner.



                                    Three Months Ended   Year Ended
                                          March 31,       March 31,
                                      ---------------  ---------------
                                      2005(2)  2004    2005(2)   2004
                                      ------- -------  ------- -------
Earnings from Continuing
 Operations(1)                        $ 16.3  $ 15.6   $ 58.1  $ 43.5
Litigation Settlement Charge(3)          5.5     1.0      6.5     1.0
Tax Benefit Associated with
 Litigation Settlement Charge           (2.5)   (0.4)    (2.8)   (0.4)
                                      ------- -------  ------- -------
Pro Forma Earnings from
 Continuing Operations(1,4)           $ 19.3  $ 16.2   $ 61.8  $ 44.1
Weighted Average Number of Diluted
 Shares of Common Stock
 Outstanding                            28.1    27.4     27.8    24.8
Pro Forma Diluted Earnings per Share
 from Continuing Operations(1,4)      $ 0.69  $ 0.59   $ 2.22  $ 1.78


(1) Fourth quarter and fiscal year results exclude discontinued operations, representing results of operations of the Company's DRS Broadcast Technology and DRS Weather Systems units from the date acquired (November 4, 2003) through the date of sale (March 10, 2005).

(2) Fiscal 2005 fourth quarter and fiscal year results include the operations of Night Vision Equipment Company, acquired by the Company on December 14, 2004.

(3) On May 4, 2005, the Company entered into a settlement agreement with plaintiffs Miltope Corporation and IV Phoenix Group, Inc., pursuant to which the Company agreed to pay $7.5 million to the plaintiffs, and litigation involving the parties was resolved to their satisfaction, with the elimination of all outstanding claims. The Company recorded a $6.5 million charge during fiscal 2005 and a $1.0 million charge during fiscal 2004 related to the settlement.

(4) The Company presents pro forma earnings from continuing operations and related diluted earnings per share, which exclude the impact of the litigation settlement, to clarify the results of its core operations. Pro forma earnings from continuing operations is defined as earnings from continuing operations less the after-tax effect of the litigation settlement charges. Pro forma earnings from continuing operations, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define it in the same manner.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
              FOURTH QUARTER SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)

                                                   Three Months Ended
                                                        March 31,
                                                 ---------------------
                                                    2005      2004(3)
                                                 ---------- ----------
Revenues
C4I Group(1)                                     $   184.7  $   172.1
Surveillance & Reconnaissance Group(2)               176.5      167.0
----------------------------------------------------------------------
Consolidated                                     $   361.2  $   339.1
----------------------------------------------------------------------

Operating Income
C4I Group(1)                                     $    17.8  $    20.0
Surveillance & Reconnaissance Group(2)                24.0       17.8
Other                                                 (0.2)       0.1
----------------------------------------------------------------------
Consolidated                                     $    41.6  $    37.9
----------------------------------------------------------------------

Operating Margin
C4I Group(1)                                           9.6%      11.6%
Surveillance & Reconnaissance Group(2)                13.6%      10.6%
----------------------------------------------------------------------
Consolidated                                          11.5%      11.2%
----------------------------------------------------------------------

Bookings
C4I Group(1)                                     $   191.4  $   147.8
Surveillance & Reconnaissance Group(2)               202.9      137.5
----------------------------------------------------------------------
Consolidated                                     $   394.3  $   285.3
----------------------------------------------------------------------

Backlog
C4I Group(1)                                     $   617.2  $   619.8
Surveillance & Reconnaissance Group(2)               697.5      576.2
----------------------------------------------------------------------
Consolidated                                     $ 1,314.7  $ 1,196.0
----------------------------------------------------------------------


(1) Fourth quarter results exclude discontinued operations, representing results of operations of the Company's DRS Broadcast Technology and DRS Weather Systems units through the date of sale (March 10, 2005).

(2) Fiscal 2005 fourth quarter results include the operations of Night Vision Equipment Company, acquired by the Company on December 14, 2004.

(3) Fiscal 2004 results were adjusted to conform to the Company's current operating structure.


                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                FISCAL YEAR SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)

                                                  Year Ended March 31,
                                                 ---------------------
                                                    2005     2004(3)
                                                 ---------- ----------
Revenues
C4I Group(1)                                     $   700.4  $   552.3
Surveillance & Reconnaissance Group(2)               608.2      434.6
----------------------------------------------------------------------
Consolidated                                     $ 1,308.6  $   986.9
----------------------------------------------------------------------

Operating Income
C4I Group(1)                                     $    73.6  $    58.7
Surveillance & Reconnaissance Group(2)                69.9       44.6
Other                                                 (0.4)         -
----------------------------------------------------------------------
Consolidated                                     $   143.1  $   103.3
----------------------------------------------------------------------

Operating Margin
C4I Group(1)                                          10.5%      10.6%
Surveillance & Reconnaissance Group(2)                11.5%      10.3%
Consolidated                                          10.9%      10.5%
----------------------------------------------------------------------

Bookings
C4I Group(1)                                     $   703.4  $   575.5
Surveillance & Reconnaissance Group(2)               729.7      477.1
----------------------------------------------------------------------
Consolidated                                     $ 1,433.1  $ 1,052.6
----------------------------------------------------------------------

Backlog
C4I Group(1)                                     $   617.2  $   619.8
Surveillance & Reconnaissance Group(2)               697.5      576.2
----------------------------------------------------------------------
Consolidated                                     $ 1,314.7  $ 1,196.0
----------------------------------------------------------------------


(1) Fiscal year results exclude discontinued operations, representing results of operations of the Company's DRS Broadcast Technology and DRS Weather Systems units from the date acquired (November 4, 2003) through the date of sale (March 10, 2005).

(2) Fiscal 2005 results include the operations of Night Vision
    Equipment Company, acquired by the Company on December 14, 2004.

(3) Fiscal 2004 results were adjusted to conform to the Company's current operating structure.

    CONTACT: DRS Technologies, Inc.
             Patricia M. Williamson, 973-898-1500